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Exhibit 23.3




July 9, 1997

Territorial Resources, Inc.
734 7 Avenue SW
Suite 1345
Calgary, Alberta
Canada T2P 3P8

Gentlemen:

The undersigned firm of Independent Petroleum Engineers of Houston, Texas, USA, knows that it is named as having prepared an evaluation effective December 31, 1996 and dated May 28, 1997 for the interests of Territorial Resources, Inc. in Mongolia. GEO Engineering, Inc. hereby gives its consent to use the said evaluation in Territorial Resources, Inc., 10K report for the 12 months ended March 31, 1997.

Sincerely,

GEO Engineering, Inc.

/s/ Jay O. Gallagher

Jay O. Gallagher, Director